Exhibit 99.1

151 Farmington Avenue
Hartford, Conn. 06156
Media Contact:
Fred Laberge
860-273-4788
labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA DECLARES 2 for 1 STOCK SPLIT
— Maintains dividend at $0.04 per share —
HARTFORD, Conn., January 27, 2006 ¯ Aetna (NYSE: AET) today announced that its Board of Directors has declared a two-for-one split of the company’s common stock to be effected in the form of a 100 percent common stock dividend.
The Company also announced its intention to maintain its annual common stock dividend at $.04 per share on a post-split basis, effectively doubling the prior annual dividend payout.
All shareholders of record at the close of business on February 7, 2006 will receive one additional share of Aetna common stock for each share held on that date. The additional share of common stock will be distributed to shareholders of record in the form of a stock dividend on February 17, 2006, by the Company’s transfer agent, Computershare Trust Company, N.A.
“This action reflects Aetna’s continued strong financial performance,” said John W. Rowe, M.D., chairman and CEO. “We have delivered on our commitment to achieve profitable growth and we remain confident in our strategy going forward. That strategy includes meeting customer needs through product innovations and continued operational excellence.”
As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 14.65 million medical members, 13.03 million dental members, 9.34 million pharmacy members and 13.68 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks.

Aetna provides easy access to cost-effective health care through a nationwide network of more than 700,000 health care professionals, including over 418,000 primary care and specialist doctors and 4,231 hospitals. For more information, please visit www.aetna.com. (Figures as of September 30, 2005)
ADDITIONAL INFORMATION — The Board of Directors reviews the Company’s common stock dividend annually. Among the factors considered by the Board in determining the amount of the dividend are the Company’s results of operations and the capital requirements, growth and other characteristics of its businesses.